Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEXTEST SYSTEMS CORPORATION

Nextest Systems Corporation, a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on March 29, 2004.

2. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on March 15, 2006.

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment adds the following paragraph to the end of Article Fourth of this Corporation’s Amended and Restated Certificate of Incorporation:

“Upon the filing of this Certificate of Amendment with the Delaware Secretary of State (the “Effective Date”), each two shares of the Common Stock of the Corporation issued and outstanding shall be reclassified and combined into one (1) share of Common Stock of the Corporation. There shall be no fractional shares issued. Stockholders who otherwise would be entitled to receive fractional shares shall be entitled to receive a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the price per share of the Common Stock in the initial public offering of the Common Stock; provided, however, that in the event that the initial public offering of the Common Stock does not occur within ten (10) business days after the Effective Date, the Board of Directors shall determine the fair market value of one share of Common Stock as of the Effective Date for purposes of such cash payment. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefore as described herein.”

4. The foregoing Certificate of Amendment has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the provisions of the Corporation’s Amended and Restated Certificate of Incorporation and with Sections 242 and 228 of the General Corporation Law of the State of Delaware.

This Certificate of Amendment is executed at San Jose, California, March 20, 2006.

NEXTEST SYSTEMS CORPORATION

By:	/s/ Robin Adler
Robin Adler, Chief Executive Officer

CERTIFICATE OF MERGER

OF

NEXTEST SYSTEMS CORPORATION,

a California corporation

INTO

NEXTEST SYSTEMS CORPORATION,

a Delaware corporation

(UNDER SECTION 252 OF THE GENERAL

CORPORATION LAW OF THE STATE OF DELAWARE)

Nextest Systems Corporation, a Delaware corporation, hereby certifies that:

(1) The name and state of incorporation of each of the constituent corporations are:

(a) Nextest Systems Corporation, a Delaware corporation (“Nextest Delaware”); and

(b) Nextest Systems Corporation, a California corporation (“Nextest California”).

(2) An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by Nextest California and by Nextest Delaware in accordance with the provisions of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware.

(3) The name of the surviving corporation is Nextest Systems Corporation, a Delaware corporation, which will continue its existence as the surviving corporation under its present name upon the effective date of the merger.

(4) The certificate of incorporation of Nextest Delaware shall be the certificate of incorporation of the surviving corporation after the effectiveness of the merger.

(5) The executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation, Nextest Delaware, located at 1901 Monterey Road, San Jose, CA 95112.

(6) A copy of the Agreement of Merger will be furnished by Nextest Delaware, on request and without cost, to any shareholder of Nextest California or stockholder of Nextest Delaware.

(7) The authorized capital stock of Nextest California is 85,000,000 shares of Common Stock, no par value, and 15,000,000 shares of Preferred Stock, no par value.

(8) The effective date of this merger shall be March 20, 2006.

IN WITNESS WHEREOF, Nextest Delaware has caused this Certificate of Merger to be signed by Robin Adler, Chief Executive Officer, on the 20th of March, 2006.

NEXTEST SYSTEMS CORPORATION, a Delaware corporation

By:	/s/ Robin Adler
RobinAdler, Chief Executive Officer

NEXTEST SYSTEMS CORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

Nextest Systems Corporation, a corporation, organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on March 29, 2004.

2 The Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware by the directors and the sole stockholder of the Corporation

4. The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, Nextest Systems Corporation has caused this Certificate to be signed by the Chief Executive Officer this 15th day of March, 2006.

NEXTEST SYSTEMS CORPORATION

By:	/s/ Robin Adler
Robin Adler, Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEXTEST SYSTEMS CORPORATION

FIRST

The name of the Corporation is Nextest Systems Corporation.

SECOND

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH

The Company is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock” respectively. The total number of shares of Common Stock which this Company is authorized to issue is 85,000,000, $0.001 par value per share, and the total number of shares of Preferred Stock which this Company is authorized to issue is 15,000,000, $0.001 par value per share. 500,000 of the shares of Preferred Stock are designated “Series A Preferred Stock” (the “Series A Preferred”) and 8,000,000 of the shares of Preferred Stock are designated “Series B Preferred Stock” (the “Series B Preferred”). The remaining Preferred Stock may be issued from time to time in one or more series as the Board of Directors may determine.

The Board of Directors is authorized within the limitations and restrictions stated in this Amended and Restated Certificate of Incorporation (i) to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock (other than the Series A Preferred and the Series B Preferred) and the number of shares constituting any such series and the designation thereof, or any of them; and (ii) to decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. If the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

The Series A Preferred and Series B Preferred shall together be referred to hereinafter as the “Preferred Stock.”

FIFTH

The relative rights, preferences, privileges, and restrictions granted to or imposed upon the respective classes of the shares of capital stock or the holders thereof are as follows:

1.    Dividend Preference.

The holders of Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at an annual rate equal to (i) $0.18 (as adjusted for combinations, consolidations, subdivisions, or stock splits with respect to such shares) for each outstanding share of Series A Preferred held by them, and (ii) $0.20 (as adjusted for combinations, consolidations, subdivisions, or stock splits with respect to such shares) for each outstanding share of Series B Preferred held by them, payable semi annually when, as and if declared by the Board of Directors, in preference and priority to the payment of dividends on any shares of Common Stock (other than those payable solely in Common Stock or involving the repurchase of shares of Common Stock from terminated employees, officers, directors, or consultants pursuant to contractual arrangements). In the event dividends are paid to the holders of Series A Preferred and/or Series B Preferred that are less than the full amounts to which all such holders are entitled pursuant to this Section 1, such holders shall share ratably in the total amount of dividends paid according to the respective amounts due each such holder if such dividends were paid in full. After payment of dividends to the holders of Series A Preferred and Series B Preferred, dividends may be declared and distributed among all holders of Common Stock. The dividends payable to the holders of Series A Preferred shall not be cumulative. The dividends payable to the holders of Series B Preferred shall be cumulative. In the event that the Company shall have declared but unpaid dividends outstanding immediately prior to, and in the event of, a conversion of Preferred Stock (as provided in Section 4 hereof), the Company shall, at the option of the Company, pay in cash to the holder(s) of Preferred Stock subject to conversion the full amount of any such dividends or allow such dividends to be converted into Common Stock in accordance with, and pursuant to the terms specified in, Section 4 hereof.

2.     Liquidation Preference.

(a) Unless the holders of greater than 50% of the Preferred Stock otherwise agree, in the event of any (i) liquidation, dissolution, or winding up of the Company, whether voluntary or not, or (ii) with respect to the Series B Preferred only, (A) the sale, lease, assignment, transfer, conveyance or disposal of all or substantially all of the assets of the Company, or (B) the acquisition of this Company by another entity by means of consolidation, corporate reorganizations or merger, or (C) other transaction or series of related transactions in which more than 50% of the outstanding voting power of this Company is disposed of, (each a “Liquidation Event”) distributions to the stockholders of the Company shall be made in the following manner:

(W) The holders of Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Company to the holders of Series A Preferred or Common Stock, by reason of their ownership thereof, the greater of (i) an amount equal to two times $2.50 (the “Original Series B Issue Price”) per share for each outstanding share of the Series B Preferred then held by such holder plus an amount equal to all declared but unpaid dividends on such shares of Series B Preferred (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations, subdivisions, consolidations or the like) (collectively, the “Series B Preference”), or (ii) the amount per share that would have been payable had each share of Series B Preferred Stock been converted to Common Stock on the effective date of such Liquidation Event. If upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Series B Preferred shall be insufficient to permit the payment to such holders of the full Series B Preference, then, the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series B Preferred Stock, in proportion to the full preferential amount each holder is otherwise entitled to receive under this subsection 2(a)(W).

(X) After payment has been made to the holders of Series B Preferred of the full amounts to which they are entitled pursuant to paragraph (W) above, each holder of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Common Stock, by reason of their ownership of such stock, the amount of $3.00 (the “Original Series A Issue Price”) per share (as adjusted for combinations, consolidations, subdivisions, or stock splits with respect to such shares) for each share of Series A Preferred then held by such holder, plus an amount equal to all declared but unpaid dividends on such shares of Series A Preferred (collectively, the “Series A Preference”). If, upon the occurrence of a Liquidation Event, the assets and funds available to be distributed among the holders of Series A Preferred shall be insufficient to permit the payment to such holders of the full Series A Preference, then the entire assets and funds of the Company legally available for distribution to the holders of Series A Preferred shall be distributed ratably based on the total Series A Preference due each such holder under this Section 2(a).

(Y) After payment has been made to the holders of Preferred Stock of the full amounts to which they are entitled pursuant to paragraphs (W) and (X) above, the remaining assets of the Company available for distribution to stockholders shall be distributed ratably among the holders of Common Stock.

(Z) Notwithstanding the foregoing, a Liquidation Event shall not include any reorganization, merger, or consolidation involving (1) a change only in the state of incorporation of the Company, or (2) a merger of the Company with or into a wholly-owned subsidiary of the Company which is incorporated in the United States of America.

(b) Each holder of Preferred Stock shall be deemed to have consented to distributions made by the Company in connection with the repurchase of shares of Common Stock issued to or held by officers, directors, or employees of, or consultants to, the Company or its subsidiaries upon termination of their employment or services pursuant to agreements (whether now existing or hereafter entered into) providing for the right of said repurchase between the Company and such persons to the extent that such agreements were approved by the Board of Directors of the Company.

(c) The value of securities and property paid or distributed pursuant to this Section 2 shall be computed at fair market value at the time of payment to the Company or at the time made available to stockholders, all as determined by the Board of Directors in the good faith exercise of its reasonable business judgment, provided that (i) if such securities are listed on any established stock exchange or a national market system, their fair market value shall be the closing sales price for such securities as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in the Wall Street Journal or similar publication, and (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the mean between the high bid and low asked prices for such securities on the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices).

Nothing hereinabove set forth shall affect in any way the right of each holder of Preferred Stock to convert such shares at any time and from time to time into Common Stock in accordance with Section 4 hereof. For the avoidance of doubt, unless otherwise requested in writing, the election of any holder of Preferred Stock to convert such Preferred Stock into Common Stock pursuant to a Liquidation Event specified in any of the Subsections 2(a)(ii)-(iv) of this Article 4, shall only be effective and such conversion shall not occur until immediately prior to the closing of the transaction giving rise to such Liquidation Event (it being a condition of such holder’s election that such transaction shall close).

3.    Voting Rights.

(a) Except as otherwise required by law or hereunder, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Company having general voting power and not separately as a class. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number (with one-half being rounded upward). Holders of Common Stock and Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company.

(b) Notwithstanding the provisions of paragraph (a), for so long as greater than 50% of the Series B Preferred shall remain issued and outstanding, at each annual or special meeting called for the purpose of electing directors, the holders of Series B Preferred, voting as a single class, shall be entitled to elect one (1) member of the Board of Directors, and six (6) directors shall be elected by the holders of the Common Stock. The provisions of this Section 3(b) shall expire and be of no further force or effect upon conversion of all outstanding shares of Series B Preferred Stock into Common Stock pursuant to the provisions of Section 4 hereof. In the case of any vacancy in the office of a director elected by a specified group of stockholders, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of a majority of the shares of such specified group given at a special meeting of such stockholders duly called or by an action by written consent for that purpose. Any director who shall have been elected by a specified group of stockholders may be removed during the aforesaid term of office, either for or without cause, by, and only by, except as otherwise required by law, the affirmative vote of the holders of a majority of the shares of such specified group, given at a special meeting of such stockholders duly called or by an action by written consent for that purpose, and any such vacancy thereby created may be filled by the vote of the holders of a majority of the shares of such specified group represented at such meeting or in such consent.

(c) For so long as greater than 50% of the Series B Preferred remains issued and outstanding, in the event that:

(1) the Company shall breach any of the material covenants contained in Section 8 of the Series B Preferred Stock Purchase Agreement by and among the Company and the holders of Series B Preferred dated on or about of November 21, 2001 (the “Purchase Agreement”) for 60 consecutive days and such breach remains uncured for an additional 30 days, the result of which is a “Material Adverse Event”, as such term is defined in the Purchase Agreement;

(2) the Company shall fail to redeem the Series B Preferred within 90 days of when required pursuant to Section 5 of this Article 4;

(3) any representation or warranty of the Company contained in Section 3 of the Purchase Agreement shall have been untrue or incorrect in any respect when made and such untrue or incorrect representation or warranty shall result in a Material Adverse Event;

(4) there shall occur a default under the terms of any agreement pursuant to which the Company has incurred any material indebtedness, the result of which is a Material Adverse Event; or

(5) the Company shall have commenced a voluntary case concerning itself under the Bankruptcy Code or an involuntary case is commenced against the Company and the petition is not controverted within ten days, or is not dismissed within 60 days;

then, in any such event described in Section 3(c)(1)-(5) of this Article 4 (each an “Event of Default”), the holders of outstanding Series B Preferred, voting as a class, shall immediately upon the giving of a written notice to the Company by the holders of a majority of the then outstanding Series B Preferred, be entitled to elect the number of directors constituting a simple majority of the Board of Directors of the Company, and the holders of Common Stock shall be entitled to elect the remaining members of the Board of Directors. Upon election by the holders of a majority of the Series B Preferred, voting together as a class, of the directors they are entitled to elect as provided in this Section 3(c), the terms of office of all persons who were theretofore directors of the Company shall terminate, whether or not the holders of the Common Stock shall then have elected the remaining directors of the Company. If, after the election of a new Board of Directors pursuant hereto, the Events of Default are cured, then the holders of the Series B Preferred shall be divested of the special voting rights specified in this Section 3(c). However, such special voting rights shall again accrue to the holders of the Series B Preferred in case of any later occurrence of an Event of Default. Upon the termination of any such special voting rights as provided herein, the Board of Directors shall promptly call a special meeting of the stockholders at which all directors will be elected pursuant to Section 3(b) of this Article 4, and the terms of office of all persons who are then directors of the Company shall terminate immediately upon the election of their successors.

Whenever under the provisions of this Section 3(c) of this Article 4, the right shall have accrued to holders of the Series B Preferred to vote as a single class to elect a majority of the Company’s directors, the Board of Directors shall, within ten (10) days after delivery to the Company at its principal place of business of a request to such effect by the holders of a majority of the then outstanding Series B Preferred, call a special meeting of stockholders for the election of directors, to be held upon not less than ten (10) nor more than twenty (20) days’ notice to such holders. If such notice of meeting is not given within the ten (10) days required above, the holders of the Series B Preferred requesting such meeting may also call such meeting and for such purposes shall have access to the stock books and records of the Company. At any meeting so called or at any other meeting held while the holders of Series B Preferred shall have the voting power provided in this Section 3(c), the holders of a majority of the Series B Preferred present in person or by proxy or voting by written consent, shall be sufficient to constitute a quorum for the election of directors as herein provided. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of a majority of the Series B Preferred pursuant to this Section 3(c), the remaining directors elected by that class may by affirmative vote of a majority thereof (or the remaining director so elected if there is only one (1)), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant; provided, however, that if there are not remaining directors so elected by that class, the vacancies may be filled by the affirmative vote of the holders of a majority of the Series B Preferred Stock, voting as a class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. Unless otherwise required by law, any directors who shall have been elected by the holders of Series B Preferred or by any directors so elected as provided in the next preceding sentence hereof may be removed during the aforementioned term of office, either with or without cause, by, and only by, the affirmative vote of the holders of a majority of the Series B Preferred, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy created thereby may be filled by a majority of the holders of the Series B Preferred represented at such meeting or pursuant to such written consent.

4.    Conversion Rights.

The holders of Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for such Preferred Stock as follows:

(i) Series A Optional Conversion. Each share of Series A Preferred shall be convertible, at the option of the holder, into such number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Original Series A Issue Price (as adjusted for combinations, consolidations, subdivisions, or stock splits with respect to such shares) by the then applicable Conversion Price for such Series A Preferred, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred (the “Series A Conversion Price”) shall be $2.854 per share. The Series A Conversion Price shall be subject to adjustment as provided in accordance with Section 4(c) of this Article 4.

(ii) Series A Automatic Conversion. Each share of Series A Preferred shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Price upon the earlier of: (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (the “Securities Act”) covering the offer and sale of Common Stock for the account of the Corporation to the public with aggregate proceeds to the Corporation of not less than $25,000,000 (before deduction of underwriters commissions and expenses) or (ii) upon the approval of the Board of Directors of the Corporation of the bona fide sale, lease, assignment, transfer or conveyance of all or substantially all of the assets of the Corporation, the bona fide acquisition of the Corporation by a third-party entity by means of consolidation, corporate reorganization or merger (excluding reincorporation by merger for the sole purpose of changing jurisdiction of the Corporation), or other transaction or series of related transactions in which more than fifty percent (50%) of the outstanding voting power of the Corporation is disposed of (each such event or events, a (“Series A Automatic Conversion”). In the event of a Series A Automatic Conversion of the Series A Preferred under clause (i) above, the person(s) entitled to receive the Common Stock issuable upon conversion of Series A Preferred shall not be deemed to have converted such Series A Preferred until immediately prior to the closing of such public offering.

(iii) Series B Optional Conversion. Each share of Series B Preferred shall be convertible, at the option of the holder, into such number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Original Series B Issue Price (as adjusted for combinations, consolidations, subdivisions, or stock splits with respect to such shares) by the then applicable Conversion Price for such Series B Preferred, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series B Preferred (the “Series B Conversion Price”) shall initially be the Original Series B Issue Price. The initial Series B Conversion Price shall be subject to adjustment as provided in accordance with Section 4(c) of this Article 4.

(iv) Series B Automatic Conversion. Each share of Series B Preferred shall automatically be converted into shares of Common Stock at the then effective applicable Conversion Price upon the earlier of: (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company to the public with aggregate proceeds to the Company in excess of $25,000,000 (before deduction for underwriters commissions and expenses) and a per share price not less than $5.00 per share (appropriately adjusted for any stock combination, stock split, stock dividend, recapitalization, or other similar transaction) with at least two nationally recognized managing underwriters or (ii) the affirmative vote or written consent of a majority of the outstanding shares of Series B Preferred (each such event is a “Series B Automatic Conversion”, and collectively with the Series A Automatic Conversion, an “Automatic Conversion”). In the event of a Series B Automatic Conversion of the Series B Preferred upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of such Series B Preferred shall not be deemed to have converted such Series B Preferred until immediately prior to the closing of such sale of securities.

(b) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the fair value of the fractional interests as of the time when those entitled to receive such fractional interests is determined. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that he or she elects to convert the same; provided, however, that in the event of an Automatic Conversion pursuant to Section 4(a), the outstanding shares of Series A Preferred and/or Series B Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion unless the certificates evidencing such shares of Series A Preferred and/or Series B Preferred are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of Automatic Conversion, on the date of closing of the offering or the date of the affirmative vote or written consent of a majority of the then outstanding shares of Series A Preferred or Series B Preferred, as applicable, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c) Adjustments to Conversion Price.

(i) Adjustments for Dividends, Splits, Subdivisions, Combinations, or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be increased by stock dividend payable in Common Stock, stock split, subdivision, or other similar transaction occurring after the filing of these Amended and Restated Articles of Incorporation into a greater number of shares of Common Stock, the Conversion Prices then in effect shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage increase in the outstanding number of shares of Common Stock. In the event the outstanding shares of Common Stock shall be decreased by reverse stock split, combination, consolidation, or other similar transaction occurring after the filing of these Amended and Restated Articles of Incorporation into a lesser number of shares of Common Stock, the Conversion Prices then in effect shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage decrease in the outstanding number of shares of Common Stock.

(ii) Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Company other than shares of Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock.

(iii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such Preferred Stock immediately before that change.

(iv) Adjustments on Issuance of Additional Stock.

A. If the Company shall issue “Series B Additional Securities” (as defined below) without consideration or for a consideration per share less than the Series B Conversion Price in effect on the date and immediately prior to such issue, then and in such event, the Series B Conversion Price shall be reduced concurrently with such issue, to a price (calculated to three decimal places) equal to the price per share of such Series B Additional Securities. For purposes of this subsection (iv) ”Series B Additional Securities” shall mean common stock and all options or other securities or rights (or options to acquire any other securities or rights) convertible into, exchangeable for, or otherwise permitting the holder thereof to receive, directly or indirectly, additional shares of Common Stock (“Common Stock Equivalents”) issued by the Company after the date on which the first share of Series B Preferred was issued (the “Series B Original Issue Date”) other than (a) upon conversion of the Preferred Stock; (b) to the Company’s employees or the director designated by the holders of Series B Preferred, upon the exercise of options or restricted securities issued pursuant to the Company’s 1998 Equity Incentive Plan as designated and approved by the Company’s Board of Directors, in an aggregate amount not to exceed 12,000,000 shares (appropriately adjusted for combinations, consolidations, subdivisions, recapitalizations, stock splits or other similar transactions); (c) as a dividend or distribution with respect to the Preferred Stock; (d) to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act; (e) as described in subparagraphs (i), (ii), and (iii) of this Section 4(d) on terms approved by the Company’s Board of Directors.

B. If the Corporation shall issue “Series A Additional Securities” (as defined below) for a consideration per share less than the Series A Conversion Price in effect on the date and immediately prior to such issue, then and in such event, the Series A Conversion Price shall be reduced concurrently with such issue, to a price (calculated to three decimal places) determined by multiplying such Series A Conversion Price by a fraction (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Series A Additional Securities so issued (or deemed to be issued) would purchase at such Series A Conversion Price; and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Series A Additional Securities so issued; provided that for purposes of this Section 4(c)(iv)(B), all shares of Common Stock issuable upon conversion of the outstanding Series A Preferred, all shares of Common Stock issuable upon exercise of outstanding stock options, and all shares of Common Stock issuable upon exercise or conversion of any other outstanding security or debt instrument of the Corporation shall also be deemed to be Common Stock outstanding. For purposes of this subsection (iv) ”Series A Additional Securities” shall mean all Common Stock issued by the Corporation after the date on which the first share of Series A Preferred was issued (the “Series A Original Issue Date”) other than Common Stock issued or issuable at any time (a) upon conversion of the Series A Preferred; (b) to officers, directors, and employees of, and consultants to, the Corporation after the Series A Original Issue Date as designated and approved by the Board of Directors; (c) as a dividend or distribution with respect to the Series A Preferred; (d) in connection with equipment leasing or bank financing transactions approved by the Corporation’s Board of Directors; (e) in connection with a strategic partnership or other similar transaction,

(f) to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act; or (g) as described in subparagraphs (i), (ii), and (iii) of this Section 4(d).

For the purpose of making any adjustment in the Series A Conversion Price or Series B Conversion Price as provided above, the consideration received by the Company for any issue or sale of Common Stock or Common Stock Equivalents will be computed:

(1) to the extent it consists of cash, as the amount of cash received by the Company before deduction of any offering expenses payable by the Company and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Company in connection with such issue or sale;

(2) to the extent it consists of property other than cash, at the fair market value of that property as determined in good faith by the Company’s Board of Directors; and

(3) if Common Stock is issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Common Stock.

If the Company grants any Common Stock Equivalents, then, in each case, the price per share of Common Stock issuable on the exercise of the Common Stock Equivalents will be determined by dividing the total amount, if any, received or receivable by the Company as consideration for the granting of the Common Stock Equivalents, plus the minimum aggregate amount of additional consideration payable to the Company on exercise or conversion of the securities, by the maximum number of shares of Common Stock issuable on the exercise of conversion. Such granting or issue or sale will be considered to be an issue or sale for cash of the maximum number of shares of Common Stock issuable on exercise or conversion at the price per share determined under this subsection, and the Series A Conversion Price and/or Series B Conversion Price will be adjusted as above provided to reflect (on the basis of that determination) the issue or sale. No further adjustment of such Conversion Prices will be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Common Stock Equivalents.

Upon the redemption or repurchase of any such Common Stock Equivalents or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Common Stock, the Series A Conversion Price and/or Series B Conversion Price will be readjusted to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such securities as were actually converted into, exchanged for, or exercised with respect to, Common Stock. If the purchase price or conversion or exchange rate provided for in any such Common Stock Equivalents changes at any time, then, upon such change becoming effective, the Series A Conversion Price and/or Series B Conversion Price then in effect will be readjusted forthwith to such price as would have been obtained had the adjustment made upon the issuance of such securities been made upon the basis of (1) the issuance of only the number of shares of Common Stock theretofore actually delivered upon the conversion, exchange or exercise of such securities, and the total consideration received therefor, and (2) the granting or issuance, at the time of such change, of any such securities then still outstanding for the consideration, if any, received by the Company therefor and to be received on the basis of such changed price or rate.

(d) No Impairment. Except as provided in Section 6, the Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

(e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Prices pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price for such series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preferred Stock.

(f) Notices of Record Date. In the event that this Company shall propose at any time:

(i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock, or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iv) to merge or consolidate with or into any other corporation, or sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve, or wind up; then, in connection with each such event, this Company shall send to the holders of the Preferred Stock:

(1) at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

(2) in the case of the matters referred to in (iii) and (iv) above, at least 20 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books of this Company.

(g) Issue Taxes. The Company shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(h) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Articles of Incorporation.

(i) Status of Converted Stock. In case any series of Preferred Stock shall be converted pursuant to this Section 4, the shares so converted shall resume the status of authorized but unissued shares of Preferred Stock undesignated as to series.

5.    Redemption Rights.

(a) Series A Preferred. The Series A Preferred shall be nonredeemable.

(b) Series B Preferred. At the election of the holders of more than 50% of the outstanding shares of Series B Preferred, by delivery of a written notice by certified or registered mail to the Company not less than 60 days prior to the Series B Redemption Date (the “Redemption Notice”), the Company shall redeem, on the terms and conditions stated herein, out of funds legally available therefor, all of the Series B Preferred on the fifth anniversary of the Series B Original Issue Date (the “ Series B Redemption Date”), by paying in cash therefor a sum equal to the greater of the fair market value of the Series B Preferred, as determined by the board of directors, including a director elected by the holders of Series B Preferred, or the Original Series B Issue Price for each share of Series B Preferred, plus all declared but unpaid dividends thereon (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

(c) In the event that the Company is unable to redeem the full number of shares of Preferred Stock to be redeemed on the Series B Redemption Date, the shares not redeemed shall be redeemed by this Company as provided in this Section 5 as soon as practicable after funds are legally available therefor and in any event within 90 days therefrom. Any redemption effected pursuant to this paragraph (c) shall be made ratably among the holders of the Series B Preferred in proportion to the aggregate Series B Redemption Price, to which each holder is entitled under paragraph (b) of this Section 5.

(d) If the holders of Series B Preferred have elected to have the shares of Series B Preferred Stock that they hold redeemed as provided in paragraph (b) above, then at least 30 days prior to the Series B Redemption Date, the Company shall give written notice by certified or registered mail, postage prepaid, to all holders of outstanding Series B Preferred, at the address last shown on the records of the Company for such holder, stating the Series B Redemption Date, the Series B Redemption Price, the Series B Conversion Price, and the date of termination of the right to convert (which date shall not be earlier than 30 days after the written notice by the Company has been given) and shall call upon such holder to surrender to the Company on such Series B Redemption Date at the place designated in the notice such holder’s certificate or certificates representing the shares to be redeemed. On or after the Series B Redemption Date stated in such notice, the holder of each share of Series B Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the Series B Redemption Price, for the shares surrendered. If such Redemption Notice shall have been duly given, and if on such Series B Redemption Date funds necessary for the redemption shall be available therefor, then, as to any certificates evidencing any Series B Preferred Stock so called for redemption and not surrendered, all rights of the holders of such shares so called for redemption and not surrendered shall cease with respect to such shares, except only the right of the holders to receive the Series B Redemption Price for the Series B Preferred which they hold, without interest, upon surrender of their certificates therefor.

(e) In the event that the shares of Series B Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Series B Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

(f) Notwithstanding anything herein to the contrary, if, on or prior to the Series B Redemption Date (and after a redemption election has been made pursuant to this Section 5), the Company deposits, with any bank or trust company in the State of California having aggregate capital and surplus in excess of $100,000,000, as a trust fund, a sum sufficient to redeem on the Series B Redemption Date all of the shares of Series B Preferred, with irrevocable instructions and authority to the bank or trust company to give the notice of redemption thereof (or to complete the giving of such notice if theretofore commenced) and to pay, on or after the Series B Redemption Date or prior thereto, the Series B Redemption Price of the shares to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit (although prior to such Series B Redemption Date), the shares so called for redemption on such Series B Redemption Date shall be redeemed. The deposit of such sum shall constitute full payment of such shares to their holders and from and after the date of the deposit such shares shall no longer be outstanding, and the holders thereof shall cease to be stockholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the Series B Redemption Price for the Series B Preferred called for redemption on such Series B Redemption Date without interest, upon the surrender of their certificates therefor and the right to convert said shares as provided herein at any time up to but not after the close of business on the fifth day prior to the Series B Redemption Date of such shares (which conversion date will not be earlier than 30 days after the written notice of redemption has been given). Any monies so deposited on account of the Series B Redemption Price of the Series B Preferred converted into Common Stock subsequent to the making of such deposit shall be repaid to the Company forthwith upon the conversion of such Series B Preferred. Any interest accrued on any funds so deposited shall be the property of, and paid to, the Company. If the holders of Series B Preferred so called for redemption shall not, at the end of two years after the applicable Series B Redemption Date, have claimed any funds so deposited, such bank or trust company shall thereupon pay over to the Company such unclaimed funds, and such bank or trust company shall thereafter be relieved of all responsibility in respect thereof to such holders and such holders shall look only to the Company for payment of the Series B Redemption Price for the Series B Preferred which they hold.

6.    Covenants.

(a) In addition to any other rights provided by law, for so long as greater than 50% of the Series B Preferred shall remain issued and outstanding, this Company shall not, without first obtaining the affirmative vote or written consent of the holders of at least 75% of the outstanding shares of Series B Preferred, voting as a single class:

(i) amend or repeal any provision of, or add any provision to, the Company’s Amended and Restated Articles of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred;

(ii) authorize or issue shares of any class or series of stock on parity with or senior to the Series B Preferred or with a conversion price below that of the Series B Preferred;

(iii) authorize the sale of all or substantially all of the assets of the Company, or a merger or consolidation of the Company with or into another entity, provided, however, that a reorganization, merger or consolidation for the purposes of this Section 6(c) shall not include any reorganization, merger, or consolidation involving a change only in the state of incorporation of the Company;

(iv) apply any of its assets to the redemption, retirement, purchase or acquisition, except as provided in Section 5 herein, directly or indirectly, through subsidiaries (as defined in Section 425 of the Internal Revenue Code of 1986 (the “Tax Code”)), or otherwise, of any shares of any class or series of Common Stock, except from employees, advisors, officers, directors and consultants of, and persons performing services for, this Company or its subsidiaries on terms approved by the Board of Directors upon termination of employment or association;

(v) declare or pay dividends on or make any distributions with respect to the Company’s Common Stock;

(vi) authorization of any subsidiary of the Company to sell, issue or transfer any class or series of stock of such subsidiary to any third person;

(vii) authorize or issue additional shares of Series B Preferred;

(viii) authorize the issuance of restricted securities or options to purchase Common Stock to the Company’s employees, officers, directors, consultants, advisors or the director designated by the holders of Series B Preferred (other than the 3,158,504 restricted securities or options issuable to the Company’s employees pursuant to the Company’s 1998 Equity Incentive Plan (it being understood that such 3,158,504 share limit is inclusive of 2,624,158 currently issued and outstanding options to purchase shares of Common Stock and it being further understood that in the event that any of such 2,624,158 currently issued and outstanding options are forfeited by the holder or holders thereof, the Company may reissue such forfeited option or options to purchase shares of Common Stock or restricted securities);

(ix) authorize the disposition of any material asset; and

(x) authorize any transfer of greater than 20% of the fully diluted shares of Common Stock outstanding on the date of such transfer.

(b) In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred, voting as a single class:

(i) amend or repeal any provision of, or add any provision to, the Corporation’s Amended and Restated Articles of Incorporation if the action would detrimentally alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred; or

(ii) increase or decrease the authorized number of shares of Series A Preferred.

7.    Residual Rights.

All rights accruing to the outstanding shares of the Company not expressly provided for to the contrary herein shall be vested in the Common Stock. The Common Stock shall not be redeemable.

SEVENTH

The board of directors is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. Any adoption, amendment or repeal of the bylaws of the Corporation by the board of directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the bylaws of the Corporation.

EIGHTH

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.